UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2011 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   617-402-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2011, the compensation committee of the Board of Directors of athenahealth, Inc. (the “Company”) approved the athenahealth Executive Incentive Plan (the “Plan”) for, among others, the Company’s principal executive officer, principal financial officer, and named executive officers. The Plan has two parts, one for the Company’s Chief Executive Officer (the “CEO Plan”) and another for the heads of the Company’s corporate and divisional areas (the “SLT Plan”). The CEO Plan provides for incentive awards based upon the attainment of performance targets that are established by the Board of Directors and relate to the Company’s net income. The SLT Plan provides for incentive awards based upon the attainment of performance targets that are established by the chief executive officer and relate to the Company’s overall performance. Upon change of control of the Company, death, disability, retirement, termination, or a change of position, a participant in the Plan will be eligible for payment of an award pro-rated for the time of his or her participation in the Plan prior to the disqualifying event. Any and all provisions of the Plan, including underlying performance targets, may be amended by the Board of Directors and chief executive officer at any time.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	The athenahealth Executive Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)

February 22, 2011	/s/ DANIEL H. ORENSTEIN
Daniel H. Orenstein
SVP, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	The athenahealth Executive Incentive Plan